410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement

For Immediate Release

Paul D. Ziemnisky is Appointed General Manager, Consumer Packaged Goods

CHICAGO – September 19, 2013 – Oil-Dri Corporation of America (NYSE: ODC) today announced that Paul D. Ziemnisky has been appointed General Manager, Consumer Packaged Goods.

“We are excited to have Paul join the Oil-Dri team,” said Dan Jaffee, President and CEO. “In his new role, Paul will be responsible for providing overall leadership for all cat litter products.  He and his team will continue to grow our branded business while leveraging our private label and co-pack capabilities.”

Mr. Ziemnisky joins Oil-Dri from the Lehigh Group, a division of Jarden Corporation, where he most recently served as Senior Vice President of Marketing. During his three years at the Lehigh Group, he focused on strengthening brand awareness through innovation, packaging and merchandising.

Prior to the Lehigh Group, Paul served as Senior Marketing Director and Director of Marketing at Rust-Oleum Corporation and Senior Brand Manager and Brand Manager at Kraft Foods Global, working on such brands as Kraft Natural Cheese, Velveeta, DiGiorno and Tombstone Pizza.

Mr. Ziemnisky is a CPA who earned his bachelor’s degree in Accounting and Business Administration from Augustana College in 1992 and earned an MBA from Kellogg Graduate School of Management at Northwestern University in 2000.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256